Exhibit 10.28.6

AMENDMENT TO

MACY’S, INC. PROFIT SHARING 401(k) INVESTMENT PLAN

The Macy’s, Inc. Profit Sharing 401(k) Investment Plan (the “Plan”) is hereby amended, in the following respects, effective as of January 1, 2011 and for the Plan’s plan years beginning on and after that date, in order to set a new matching contribution formula to apply to the Plan’s plan years that begin on or after January 1, 2011 (subject to the Plan sponsor’s right to later amend or terminate the Plan).

1. Section 6.1 of the Plan is amended in its entirety to read as follows.

6.1 Annual Amount of Matching Contributions. For each Plan Year which begins on or after January 1, 2011, the Employer shall contribute amounts to the Trust in addition to the Savings Contributions elected by Participants for such Plan Year. Such additional contributions shall be referred to in the Plan as “Matching Contributions.” Subject to the other provisions of the Plan, the amount of Matching Contributions which shall be made by the Employer for any Plan Year which begins on or after January 1, 2011 (for purposes of this Section 6.1, the “subject Plan Year”) shall be the amount determined under the following subsections of this Section 6.1.

6.1.1 Subject to the provisions of Subsection 6.1.2 below, the amount of the Matching Contributions to be made by the Employer for the subject Plan Year shall be equal to 10% of the aggregate amount of Basic Savings Contributions made for such subject Plan Year on behalf of all Participants who are Match Eligible Participants for such subject Plan Year (as such Participants are determined under the provisions of Subsection 7.2.2 below).

6.1.2 To the extent permitted by Section 9.5 below, any forfeitures arising during the subject Plan Year shall be used to reduce and be substituted in place of those Matching Contributions which are otherwise required or determined under the provisions of Subsection 6.1.1 above for the subject Plan Year. For purposes of Subsection 6.1.1 and also for purposes of Section 7.2 below (which concerns the allocation of Matching Contributions), any forfeitures (or other amounts) which are used to reduce and substitute for any amount of Matching Contributions for the subject Plan Year shall be considered as if they were such Matching Contributions for the subject Plan Year.

2. Subsection 6.2.2 of the Plan is deleted in its entirety and Subsections 6.2.3, 6.2.4, and 6.2.5 are accordingly renumbered as Subsections 6.2.2, 6.2.3, and 6.2.4, respectively.

3. Subsection 7.2.3 of the Plan is amended in its entirety to read as follows.

7.2.3 The Matching Contributions made to the Trust for any Plan Year which begins on or after January 1, 2011 (for purposes of this Subsection 7.2.3, the “subject Plan Year”) shall be allocated among the Matching Accounts of the Participants who are Match Eligible Participants for the subject Plan Year (for purposes of this Subsection 7.2.3, the “Eligible Participants”) in proportion to each Eligible Participant’s Basic Savings Contributions made for the subject Plan Year, so that, taking into account the provisions of Section 6.1 above, each Eligible Participant’s Matching Account shall be allocated with an amount of Matching Contributions for the subject Plan Year that is equal to 10% of the Eligible Participant’s Basic Savings Contributions made for the subject Plan Year.

IN ORDER TO EFFECT THE FOREGOING PLAN REVISIONS, the sponsor of the Plan hereby signs this Plan amendment.

MACY’S, INC.

By:	/s/ David W. Clark
Title:	EVP, Human Resources and Diversity

Date:	12/15/2010

2